UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2014

UNUM GROUP

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-11294 (Commission File Number)	62-1598430 (IRS Employer Identification No.)

1 Fountain Square

Chattanooga, Tennessee 37402

(Address of principal executive offices) (Zip Code)

(423) 294-1011

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 15, 2014, Randall C. Horn, President and Chief Executive Officer of Colonial Life, a principal operating business of Unum Group (“Unum Group” or the “Company”), notified the Company that he intends to retire in the first quarter of 2015. On May 20, 2014, the Company announced that Mr. Horn will step down from his position as President of Colonial Life effective July 1, 2014 and remain as Chief Executive Officer until the end of 2014. Timothy G. Arnold, Senior Vice President, Sales and Marketing for Colonial Life, will succeed Mr. Horn as President of Colonial Life on July 1, 2014. A copy of the Company’s news release concerning the Colonial Life management changes is attached hereto as Exhibit 99.1 and incorporated herein by reference.

(e) On May 19, 2014, the Human Capital Committee of the Company’s Board of Directors determined that Mr. Horn’s retirement will be deemed a qualifying retirement for purposes of his outstanding equity awards. As a result, all unvested stock options and restricted stock units held by Mr. Horn at the time of his retirement will automatically accelerate and fully vest at that time, and he will be eligible to earn his performance share units then outstanding, in amounts to be determined under his award agreement based on the achievement of performance goals and subject to his compliance with restrictive covenants contained therein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed with this report:

99.1	News release of Unum Group dated May 20, 2014, concerning Colonial Life management changes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unum Group
(Registrant)

Date: May 20, 2014	By:	/s/ Susan N. Roth
		Name:	Susan N. Roth
		Title:	Vice President, Transactions, SEC
and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	News release of Unum Group dated May 20, 2014, concerning Colonial Life management changes.